Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1/A of Trustwave Holdings, Inc. of our report dated April 21, 2011, except for Note 16 as to which the date is June 2, 2011, relating to the financial statements of Trustwave Holdings, Inc., which appears in such Registration Statement. We also consent to the use of our report dated April 21, 2011, relating to the financial statement schedule of Trustwave Holdings, Inc., which appears in such Registration Statement. We also consent to the reference to us under the headings “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Chicago, Illinois

July 13, 2011